Exhibit 10.8

June 22, 2017

By Hand

Anjali Sud
c/o Vimeo, Inc.
555 West 18th Street
New York, New York 10011 Dear Anjali:
We are excited to offer you the position of Chief Executive Officer of Vimeo, Inc. (the
"Company"). In this capacity, you will report directly to IAC's Chief Executive Officer, or such person as may be designated by IAC from time to time. You will continue to work from the Company's offices in New York, New York.

Base Salary
Your base salary will be $350,000 per year, payable in bi-weekly installments (or, if different, in accordance with Company's payroll practice as in effect from time to time).

Bonus
You shall be eligible to receive discretionary annual bonuses, which shall be based upon individual as well as Company performance. Your target bonus will equal 100% of your base salary. However, your actual bonus will be determined in IAC's sole discretion, and it may be more or less than the target amount.

Equity
Subject to approval ofIAC's Compensation and Human Resources Committee, you will receive the following:
•An award of 1,050,000 stock appreciation rights (SARs) granted under the Vimeo, Inc. Amended and Restated 2012 Incentive Plan (the "Plan"). These awards will have an exercise price based on the fair market value of Vimeo at the time of grant (expected to be approximately $500 million); and
•An award of 500,000 SARs, with an exercise price based on a valuation for Vimeo of $750 million.
The SARs will vest in four equal annual installments commencing on the first anniversary of the grant date.

Severance
If your employment is terminated by Company without "cause" at any time, you will receive severance equal to six (6) months of your then-current salary. Your severance payments will be made in bi-weekly installments over the severance period, and will be

555 West 18th Street, New York, New York 10011

subject to offset from income earned from alternative employment during the severance period. To be entitled to any severance hereunder, you must (a) execute Company's standard severance and release agreement; and (b) if Company so requests, continue working for up to three (3) weeks after the notice by Company of your termination to ensure an orderly transition.

As used in the foregoing paragraph, "cause" shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by you; provided, however, that after indictment, Company may suspend you from the rendition of services, but without limiting or modifying in any other way Company's obligations hereunder; (ii) a material breach by you of a fiduciary duty owed to Company; (iii) a material breach by you of any of the covenants made by you herein; (iv) the willful or gross neglect by you of your material duties to Company; or (v) a violation by you of any Company policy pertaining to ethics, wrongdoing or conflicts of interest; provided, that in the case of conduct described in clauses (iii), (iv) or (v) above which is capable of being cured, you shall have a period of thirty (30) days after you are provided with written notice thereof in which to cure.

The Company shall be entitled to make such deductions and withhold such amounts from each payment and benefit made or provided to you hereunder, as may be required from time to time by applicable law, regulation, or order.

Miscellaneous
You specifically understand and agree that your employment hereunder shall be at all times on an "at will" basis, and as such the Company may terminate your employment at any time, for any reason or for no reason. You are also free to resign from your employment with the Company at any time, for any reason or for no reason.

Nothing herein shall modify any other terms of your employment, including the terms set forth in your original offer letter.

If these terms are acceptable to you, please sign below.

Sincerely,

Joey Levin CEO, IAC
Agreed and accepted:

ANJALI SUD

By:    /s/ Anjali Sud

Date: June 23, 2017